Submission of matters to a vote of security holders

A Special Meeting of Shareholders of Federated Municipal Securities Income Trust, on behalf of Federated New York Municipal Income Fund was held on November 27, 2017. The following items, which are required to be reported under this SUB-ITEM 77C, were voted on at the meeting:

1. Approve or disapprove of the proposed agreement and plan of reorganization pursuant to which Federated Municipal Bond Fund, Inc., would acquire all, or substantially all, of the assets of the Fund in exchange for Class A Shares and Class B Shares of Federated Municipal Bond Fund, Inc., to be distributed pro rata by the Fund to its shareholders of Class A Shares and Class B Shares, respectively, in complete liquidation and dissolution of Federated New York Municipal Income Fund.

Shares voted affirmatively ..........953,213
Shares voted negatively ............. 81,632
Shares abstaining ...................42,326

The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange Commission on August 28, 2017, and is incorporated by reference. (File No. 811-6165)